August 6, 2020 Letter to Shareholders Q2 2020 Exhibit 99.1

Dear Shareholders,

Against the backdrop of a global health crisis and heightened macro-economic uncertainty, we delivered strong Q2 financial performance -- exceeding our revenue and profitability guidance and generating $19 million in free cash flow. With Corporate America working from home, protests in our cities and racial justice initiatives on every C-suite agenda, our team continues to rise to the occasion.

This quarter's results further validate that our business is resilient and our software is critical as organizations accelerate their digital transformation. Based on our first-half performance, we are highly confident we can execute on our long-term strategy while managing through the macro headwinds affecting all companies today.

Digital transformation was a clear tailwind in the quarter. More organizations are turning to SurveyMonkey to gather feedback and take action in a time when data on your employees' well being and your customers' needs are particularly valuable. We added 35,000 net paid users in Q2 -- an acceleration from prior quarters. We were successful in converting more of our user base into paying customers, 86% of whom are now on annual contracts. With our massive user base, we believe there is still considerable runway for further monetization gains as we continue to launch new features and experiment with package segmentation.

Q2 2020 Key Results



Revenue ($M)
$75.1
$90.9
21%
YoY
Q2'19
Q2'20



Enterprise Sales Revenue (%)
20%
28%
Q2'19
Q2'20



Enterprise Sales Customers
4,800
7,200
51%
YoY
Q2'19
Q2'20



Operating Margin %
2.1%
2.5%
-21%
-23%
Q2'19
Q2'20
GAAP
Non-GAAP

1

Second Quarter 2020 Highlights In the enterprise sales channel, we added more than 380 net new logos sequentially and increased our enterprise customer count more than 50% year-over-year. We continued to improve sales productivity through better enablement, stronger products, and improved processes and tools -- annualized revenue per enterprise customer increased more than 25% year-over-year. We have more rigor measuring, qualifying and prioritizing opportunities. Standardized sales onboarding and enablement are helping reps close their first deals faster. We also pivoted our demand gen, product packaging and selling motion to target industries where there is acute need for our products. This combination of process and flexibility enabled us to win new deals and deepen relationships with organizations like Big Brothers Big Sisters of America, GitHub, Korn Ferry, Stitch Fix, thredUP, and ZoomInfo. As we’ve said many times since our IPO, our enterprise products and marketing and sales motion get a little bit stronger every single quarter. We see no change in this trajectory looking forward. Our software also continues to help fight COVID-19. We believe we can help every US state and municipality fight the pandemic as well as help large companies navigate the complexity of returning to safe office spaces. Sending daily SurveyMonkey surveys via SMS and integrating with large systems of record like Salesforce was a winning strategy for Rhode Island and will be for many other entities. We’re actively engaged with Salesforce executives, system integrators, and solutions engineers with the intent of expanding the use of SurveyMonkey alongside Work.com. You will likely hear more from Salesforce and SurveyMonkey about the Rhode Island testimonial because Governor Raimondo has been so successful at flattening the disease curve by successfully implementing our software solution. 2 Ripken Baseball operates baseball and softball programming in several states throughout the US. The week of July 12th, The Ripken Experience completed 6,000+ check-ins at their facilities during the peak of their summer season. Their use of SurveyMonkey Enterprise provided a contactless COVID-19 guest screening solution for players, coaches and guests visiting their facilities. Additionally, the use of SurveyMonkey’s smart notifications allows them to alert medical personnel if a guest is experiencing symptoms, but most importantly, communicate information about where the guest should receive health assistance. “Without this process, we’re unable to open our doors. By working with a trustworthy partner like SurveyMonkey, we’re able to get our teams back out on the field.” – Jon Rowland, Senior Manager, Marketing & Analytics Ripken Baseball In an interview with SurveyMonkey, Rhode Island Governor Gina Raimondo said an important part of her state’s success in the fight against coronavirus has been to seek data on the crisis from diverse sources including a simple, yet sophisticated tracking program her team set up with SurveyMonkey to monitor the spread and impact of the virus among her constituents. “Speed matters and information matters, and SurveyMonkey has allowed us to have both,” Governor Raimondo said. “Eleven days after beginning work with SurveyMonkey’s team, we were surveying the public.”

The GetFeedback Suite is on-track to launch in 2020 to serve the Salesforce ecosystem.


70%
are very likely/
somewhat likely to transition
to more DIY tools

According to our July survey of 2,000 US market research professionals 70% of respondents predict their company will likely transition to more DIY tools in the next year.



Organizations and government agencies are using SurveyMonkey to streamline how they collect and review data-intensive applications for grants, scholarships, awards and other programs.

The platform helps organizations aid communities and small businesses during the COVID-19 pandemic, including Ureeka, the United Way of Metropolitan Dallas, PenFed Foundation and the Town of Breckenridge, Colorado.

Second Quarter 2020 Highlights (cont.)

Additionally, we gained further ground with our Customer Experience and Market Research software products, which we believe will be lighthouses for new customers as well as drive meaningful cross-selling opportunities for our thousands of SurveyMonkey software customers.

Our integrated CX offering -- the GetFeedback Suite -- is on-track to launch this year to serve the Salesforce ecosystem with an agile, price-disruptive solution. We built on our "challenger" position in Q2 and we have a great opportunity to grow CX by addressing mid-market companies who prioritize value, speed and integration with Salesforce.

Market Research had a phenomenal Q2 that included multiple six-figure deals. We are winning based on the power of our new solutions, the liquidity of our panels and the disruptive pricing and value we offer. This industry has a massive TAM and expensive, services-based incumbents are prime for disruption. We like our chances in a world where digital transformation is a theme as important as stretching your marketing budget. We can, and will, help agile customers win in that environment.

So, those are the Q2 tailwinds. Were there headwinds in Q2? Absolutely. We continued to see two to three percentage points of higher churn in self-serve and longer enterprise sales cycles in certain industries, consistent with what we discussed in May. We also lost some enterprise customers, primarily from industries acutely impacted by the economic crisis. Nevertheless, we delivered solid enterprise execution through sales force productivity gains, targeted prospecting and product packaging. As expected, the business looks different today than it did pre-COVID: the top of the funnel is broader and busier, but the bucket is leakier in targeted industries. We believe our Enterprise business would be stronger in a more normalized quarter and will be stronger in a more robust macro environment. The pandemic will create economic wreckage for many, but we believe we are positioned to thrive in this period of accelerated digital transformation. Today's headwinds are transitory for us, but our tailwinds are durable.

chime

With over eight million customers, Chime is the largest and fastest-growing challenger in the mobile banking space. Chime powers its focus on members by bringing a centralized data flow to the entire organization. Chime had been managing a mix of paid individual and team accounts. With data protection and compliance being critical in the financial services industry, Chime decided to upgrade to SurveyMonkey Enterprise for its compliance and security features, and advanced capabilities.

Chime also relies on SurveyMonkey Audience to target new users, vet partnership opportunities, and get insights on brand sentiment – at regular intervals and on-demand.

3

Executing on our Three Pillar Strategy The team took a huge leap into the cloud in Q2 while continuing to innovate for our customers. On July 3rd, we completed the migration of our US on-premise data center to the cloud. Now, 100% of our production traffic is hosted on nine cloud-based data centers. Being in the cloud is already driving improved site speed, up-time, resiliency and greater developer productivity. Google has taken notice: after the migration we saw a 10x increase in the number of pages ranked “perfect” for site speed, which is great for users and SEO. Our US migration was an 18-month journey, and the team executed flawlessly. In Surveys, we continued evolving our packages to better align our pricing with the value we deliver. In self-serve, we implemented new response limits in our free Basic product. This was a carefully planned and tested initiative and a key driver of Q2 paid user growth. We’ll continue to test and learn here, as we see a big opportunity to monetize the 97% of our users who don’t pay us today. In enterprise, our sales team launched our response-based pricing model for new enterprise Survey customers starting on April 1st. We have been piloting the new model since late last year, so Q2 was our first full quarter. This new pricing model, which scales based on usage, allows us to better match monetization to the value we deliver. While it’s early days, we’re very excited by the results: we’ve increased the average deal size for new Survey deals while seeing similar win rates, days-to-close, and deal volumes as in the old seat-based model. This will be a multi-quarter journey, and we expect response-based pricing to pay dividends for years to come. In Customer Experience, we remain on-track for the 2020 release of our end-to-end CX offering, the GetFeedback Suite, which combines our GetFeedback and Usabilla products. We have a great opportunity to grow in CX by selling into our customer base and addressing the mid-market. The rationale for this business is simple: CX is a major use case for our Surveys product, and our goal is to upsell the always-on, multi-channel GetFeedback Suite. Even without our new product in the market, our CX solutions are winning customers like CORT and SimSpace. 100% of our production traffic is now hosted on nine cloud-based data centers. “ With the GetFeedback Suite, we can easily execute a CX program across our entire organization to understand customer needs at each touchpoint and how to make changes that increase loyalty." ― Jake Taylor, marketing analyst Madison Area Technical College is using SurveyMonkey to survey instructors and students on their preferences and concerns for returning to school during the pandemic. Using questions and inspiration from SurveyMonkey’s COVID-related templates, Madison uses survey data to inform their rapid transition to online classes and adapt to a teaching and learning environment that’s safe. With quizzes and smart notifications, students completed a survey to gauge their health upon entry into college facilities and get a green checkmark to visually show instructors or staff if they “pass”. Smart notifications send students’ screening results to the instructor prior to class as well.

A leader in dairy-alternative foods, Daiya Foods leverages SurveyMonkey Audience and the new Expert Solutions offering for plant-based food concept testing and package testing.


CURIOSITY CONFERENCE
30+ Speakers
North America | May 19
EMEA | May 20

Our Third Annual Curiosity Conference included 30+ speakers and over 7,500 attendees.

Executing on Our Three Pillar Strategy (cont.)

In Market Research, our strategy is gaining momentum. Customers love our new Expert Solutions for creative and concept testing. Its AI-generated insights, quick turnarounds, automatic analysis, and cost savings relative to services are pulling us into opportunities at the world's best consumer brands. We're seeing many new proof-of-concept engagements while our early adopters are already starting to purchase additional Audience credits. Vanguard Charitable and Dole Food are great examples of customer wins in the quarter, and we expect to see a steady flow of new projects from them as we roll forward. We are just getting started adding software solutions to our Market Research business, and we look forward to updating you next quarter.

Finally, we are continuing to amplify our reach within our ecosystem of partners and loyal users. We added four Salesforce Integration Partners in Q2 -- doubling our number from Q1 -- and continued to deepen our integrations with Microsoft. We saw installations of the SurveyMonkey app for Microsoft Teams more than double sequentially in Q2, and the app has been a driver of new SurveyMonkey users from the Microsoft ecosystem. This month, we're launching the SurveyMonkey Technology Ecosystem Program, or STEP, to unlock mutual value for SurveyMonkey and our key integration partners, including companies like HubSpot, Zendesk and Freshworks. This program is good for our business: when our customers deploy integrations, we see higher retention. In May, many of our partners and customers participated in our online Curiosity Conference, where our live attendees doubled over our 2019 event. Virtual conferences are a key part of our strategy to build a following among enterprise buyers, and our next conference will be the CX Impact Conference in mid-October.

We're proud of our team. We continue to rise to the occasion in a challenging environment to deliver for customers and execute on our strategy.

S.T.E.P.

SurveyMonkey Technology Ecosystem Partners

SurveyMonkey Technology Ecosystem Program (STEP) is an expanded partner platform that addresses enterprises' growing and evolving needs to generate stakeholder feedback and channel it into direct action.

Built on an already-robust partner ecosystem, STEP will help companies of all sizes build, launch, amplify, and scale their SurveyMonkey integrations with developer resources and go-to-market opportunities provided by SurveyMonkey.

Existing STEP partners include Zendesk, HubSpot, MailChimp, Constant Contact, Gainsight, and Freshworks, all who are currently enabling joint users to turn feedback into action to drive growth and enhance innovation.

5

Diversity, Equity and Inclusion (DEI) The pandemic and economic downturn alone present significant challenges, but recent social justice issues have made an already difficult situation even more acute: A June SurveyMonkey/CNBC race relations survey identified race as the single biggest source of division in the US at 35%, beating out intense partisanship at 26%, ideology at 16%, and class at 10%. For Black Americans, race is by far the dominant divide: 67% said race is the biggest problem facing America today. And the perception that racism is a major problem is up significantly among Blacks and whites since a May 2018 NBC News/SurveyMonkey poll. At SurveyMonkey, we’ve never allowed our products and services to be used to promote hate, intolerance, and bigotry. Now, we are redoubling our efforts to promote diversity, equity and inclusion. We’re taking action on prescriptive plans laid out by our Racial Justice Task Force, a group of SurveyMonkey leaders with a mission to further racial justice at SurveyMonkey and in our community. Internally, we are hosting programs to support the well-being of our Black and Brown employees. We’re expanding and amplifying our DEI policies regarding recruiting, including having candidate sourcers focus on identifying candidates from underrepresented backgrounds. And we are initiating training to educate our team on systemic racism and how we can be decidedly anti-racist. Externally, we are donating to organizations working to support Black lives and adding organizations that are fighting for social justice to the SurveyMonkey Contribute program. And we recently launched a landing page featuring free racial equity resources, including survey templates, research from our team and a statement reiterating our commitment to this cause. We are taking action. On Monday, we announced our initiative with 15 other major tech companies to use our new DEI survey template to track the representation of women, racial minorities and LGBTQ individuals within our vendors’ employees, leadership teams and boards of directors. Our goal is to partner with our vendors, suppliers, and consultants to provide opportunities for people who are under-represented and marginalized. Together, we can make our organizations stronger and create lasting change within our broader community, and we’re proud to be working with companies like Box, Eventbrite, Intuit, PagerDuty, Upwork, and Zoom. This is an important first step, and we are in the process of connecting with our 20 largest vendors to inform them that investing in DEI will be a requirement for doing business with SurveyMonkey. Improving DEI will take sustained effort, but we are committed to measurable, time-sensitive goals to make SurveyMonkey more diverse, more equitable and more inclusive. We encourage the financial community to join us in this all-important fight. We’ve never allowed our products and services to be used to promote hate, intolerance, and bigotry. We are redoubling our efforts to promote diversity, equity and inclusion by: Supporting the well-being of our Black employees Expanding and amplifying our DEI recruiting policies Initiating anti-racist training Donating to organizations working to support Black lives Requiring our vendors to take our new DEI survey so they can work on improving diversity, equity and inclusion to retain our business Offering free racial equity resources and research

Financial Results Unless otherwise noted, all comparisons are year-over-year. As a reminder, April 1st marked the one-year anniversary of the Usabilla acquisition. In addition to Usabilla, our Q2 2020 results include the impact of the GetFeedback acquisition, which closed in the third quarter of 2019. Once again, our Q2 results exceeded our expectations for both revenue and non-GAAP operating margin. We saw strong demand for our feedback solutions in the quarter, which we believe validates our strategy and demonstrates the resilience of our business. Consistent with the financial strategy we outlined in our last letter, we are focused on optimizing for free cash flow in the near term while at the same time investing in our strategic initiatives to best position us for long-term growth. Revenue Revenue in Q2 was $90.9 million, an increase of 21%. Revenue from our self-serve channel grew 9% in Q2, driven by a combination of demand arising from COVID-related use cases as well as ongoing refinement of our paywalls that has driven an increase in customers upgrading to paid plans. In Q2, we reduced the number of responses within our free plan, which drove more conversion into paid plans.  80% Annual 86% Annual 7,200+ Enterprise sales customers 51% Increase in enterprise customers 335K+ Organizational domains 90%+ Of bookings from organizational domain-based customers 100%+ Dollar-based net retention rate for organizational customers *Notes for Charts: Enterprise sales customers: Q2’19 includes approximately 400 net new customers from the Usabilla acquisition, which closed on April 1, 2019. Q3’19 includes approximately 830 net new customers from the GetFeedback acquisition, which closed on September 3, 2019. ARPU: Average revenue per paying customer. Revenue ($M) $75.1 $79.3 $84.3 $88.3 $90.9 Q2’19 Q3’19 Q4’19 Q1’20 Q2’20 Enterprise Sales Customers* 4,800 6,100 6,600 6,800 7,200 Q2’19 Q3’19 Q4’19 Q1’20 Q2’20 Paying Users 692,500 713,200 720,900 746,200 781,000 Q2’19 Q3’19 Q4’19 Q1’20 Q2’20 ARPU* $442 $448 $467 $483 $478 Q2’19 Q3’19 Q4’19 Q1’20 Q2’20

Gross Margin %
75%
78%
77%
80%
Q2'19
Q2'20
GAAP
Non-GAAP


Operating Margin %
2.1%
3.0%
-1.2%
-1.6%
2.5%
-21%
-19%
-23%
-25%
-23%
Q2'19
Q3'19
Q4'19
Q1'20
Q2'20
GAAP
Non-GAAP

Financial Results (cont.)

In our enterprise sales channel, revenue grew 70% and accounted for 28% of total revenue compared to 20% in the year ago period and 29% in Q1. Excluding the $2 million non-recurring market research revenue in Q1, which we discussed in our last letter, enterprise sales revenue accounted for 27% of revenue in that period versus 28% in Q2, reflecting a sequential increase. The growth in enterprise sales revenue was due to strength in our SurveyMonkey Enterprise, Audience, and Customer Experience offerings as well as the benefits we are realizing from our sales productivity initiatives

Deferred revenue increased 28% to $160 million. Remaining performance obligations, or RPO, which is the sum of deferred revenue and backlog, were $178 million, reflecting 27% growth. As we've mentioned previously, in addition to overall bookings growth, an added contributor to growth in both deferred revenue and RPO has been our strategy to migrate our user base from monthly to annual plans. With annual plans now accounting for 86% of paid users, we anticipate that deferred revenue and RPO growth will continue to normalize toward our revenue growth rate.

Margins and Operating Expenses

Non-GAAP gross margin was 80% versus 78% in the year ago period due primarily to revenue growth.

Non-GAAP operating margin was 2.5%, up from 2.1% in Q2 2019 and negative 1.6% in Q1 2020 due to revenue performance and disciplined spend management. Total non-GAAP operating expenses declined sequentially on a dollar basis due primarily to the actions we described in our previous letter, such as a reduction in our hiring pace and lower variable costs resulting from the remote work environment. Counter to that, we held non-GAAP sales and marketing expenses approximately steady quarter-over-quarter as we sought to maintain our investment levels to maximize demand creation against a more challenging economic backdrop. In particular, paid digital marketing continues to be an efficient demand gen channel for us due to less competitive pressure coupled with ongoing optimization work across digital channels.

8

Financial Results (cont.) Cash Flow and Balance Sheet We generated $21.9 million in operating cash flow and approximately $19.1 million in free cash flow, which reflects the revenue growth, the impact of the proactive expense measures outlined on our Q1 letter, including lower facilities buildout costs and continued optimization of working capital. We ended the quarter with $177 million in cash and cash equivalents, an increase of $32 million quarter-over-quarter, bringing us closer to a net neutral debt position. Our total potential liquidity stands at approximately $247 million, which includes capacity of $70 million on our revolving credit facility. Financial Outlook We are pleased with the resilience we're seeing. While there remains a great deal of macro uncertainty regarding how the COVID-19 pandemic will impact the economy, our market and our customers, our recurring revenue model is an asset, which provides us with near-term visibility. We are gathering more data points every day. While we have a better understanding of what the impact from COVID may be in the near-term, we are continuously evaluating various scenarios of financial performance in the mid- to long-term to help us understand a variety of potential outcomes depending on the depth and duration of the economic downturn. With so many unknowns, we will limit our guidance to one quarter out at this time. Our outlook for Q3 is as follows: We expect basic and diluted weighted average shares outstanding to be approximately 141 million for the third quarter of 2020. You can find a comprehensive explanation of non-GAAP measures at the end of this shareholder letter.   We intend to continue to invest in strategic opportunities to drive growth, industry leadership and competitive differentiation, while balancing for free cash flow in the immediate term. Q3 2020 Revenue (growth at mid-point %) $93M to $96M 19% YoY Non-GAAP  operating margin 1% to 3%  Cash Flow ($M) $13.9 $9.8 $21.9 $19.1 Q2’19 Q2’20 Operating FCF Cash and Debt ($M) $155 $216 $62 $145 $215 $70 $177 $215 $38 Q2’19 Q1’20 Q2’20 Cash & cash equivalents Debt Net debt

Our business
is resilient

Our products
are more relevant

Our strategy
is sound

Closing

The last two quarters are unlike anything we've seen in SurveyMonkey's history, and we believe our first half results demonstrate that our business model is resilient, our products are more relevant than ever, and our strategy is sound. Our team continues to execute on behalf of all of our stakeholders. We can't thank them enough for their dedication to our mission to Power the Curious.

Conference Call Information

We will host a conference call today to discuss the Company's Q2 2020 financial results. This call is scheduled to begin at 2:00 pm PT / 5:00 pm ET and can be accessed by dialing (866) 417-2046 or (409) 217-8231. To listen to a live audio webcast, please visit investor.surveymonkey.com. A replay of the audio webcast will be available on the same website following the call. A telephonic replay will be available through August 13, 2020 by dialing (855) 859-2056 or (404) 537-3406 and entering passcode 5748539#.

From all of us at SurveyMonkey, please stay safe and prioritize your health.

Sincerely,



Zander Lurie
CEO



Debbie Clifford
CFO



Tom Hale
President

Contacts:
Investor Relations:
Gary J. Fuges, CFA
investors@surveymonkey.com

Media:
Lara Sasken
lsasken@surveymonkey.com

SurveyMonkey's mission is to power the curious. We enable organizations to turn feedback into action.

10

SVMK INC.CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands) June 30, 2020 December 31, 2019 Assets Current assets: Cash and cash equivalents $176,772 $131,035 Accounts receivable, net 18,448 17,795 Deferred commissions, current 4,011 3,078 Prepaid expenses and other current assets 13,767 9,382 Total current assets 212,998 161,290 Property and equipment, net 26,661 35,072 Operating lease right-of-use assets 60,056 63,904 Capitalized internal-use software, net 32,415 33,156 Acquisition intangible assets, net 26,389 33,150 Goodwill 462,803 462,927 Deferred commissions, non-current 7,266 5,384 Other assets 8,766 9,376 Total assets $837,354 $804,259 Liabilities and stockholders’ equity Current liabilities: Accounts payable $6,560 $2,677 Accrued expenses and other current liabilities 16,800 16,077 Accrued compensation 19,619 24,031 Deferred revenue, current 158,601 139,990 Operating lease liabilities, current 7,970 8,381 Debt, current 1,900 1,900 Total current liabilities 211,450 193,056 Deferred revenue, non-current 908 1,015 Deferred tax liabilities 5,063 4,870 Debt, non-current 212,666 213,616 Operating lease liabilities, non-current 78,221 82,668 Other non-current liabilities 7,955 7,050 Total liabilities 516,263 502,275 Commitments and contingencies Stockholders’ equity: Preferred stock — — Common stock 1 1 Additional paid-in capital 772,313 705,143 Accumulated other comprehensive loss (1,333) (444)Accumulated deficit (449,890) (402,716)Total stockholders’ equity 321,091 301,984 Total liabilities and stockholders’ equity $837,354 $804,259

SVMK INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share amounts)	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Revenue	$ 90,941	$ 75,139	$ 179,206	$ 143,780
Cost of revenue [1][2]	21,009	19,047	40,953	36,577
Gross profit	69,932	56,092	138,253	107,203
Operating expenses:				
Research and development [1]	26,571	22,407	53,128	43,213
Sales and marketing [1][2]	42,578	29,689	84,669	55,739
General and administrative [1]	21,339	19,746	43,271	40,302
Restructuring	—	—	—	(66)
Total operating expenses	90,488	71,842	181,068	139,188
Loss from operations	(20,556)	(15,750)	(42,815)	(31,985)
Interest expense	2,422	3,647	5,508	7,306
Other non-operating (income) expense, net	102	(575)	(1,134)	(2,554)
Loss before income taxes	(23,080)	(18,822)	(47,189)	(36,737)
Provision for (benefit from) income taxes	(156)	(344)	(15)	(482)
Net loss	$ (22,924)	$ (18,478)	$ (47,174)	$ (36,255)
Net loss per share, basic and diluted	$ (0.17)	$ (0.14)	$ (0.34)	$ (0.28)
Weighted-average shares used in computing basic and diluted net loss per share	138,777	131,099	137,844	128,943

(1) Includes stock-based compensation, net of amounts capitalized as follows:

(in thousands)	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Cost of revenue	$ 1,047	$ 991	$ 2,007	$ 2,087
Research and development	7,496	5,629	13,953	10,395
Sales and marketing	4,841	3,016	9,184	5,796
General and administrative	6,087	5,518	11,829	11,987
Stock-based compensation, net of amounts capitalized	$ 19,471	$ 15,154	$ 36,973	$ 30,265

(2) Includes amortization of acquisition intangible assets as follows:

(in thousands)	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Cost of revenue	$ 2,003	$ 1,403	$ 4,013	$ 1,891
Sales and marketing	1,355	766	2,713	1,303
Amortization of acquisition intangible assets	$ 3,358	$ 2,169	$ 6,726	$ 3,194

12

SVMK INC.CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) Six Months Ended June 30, (in thousands) 2020 2019 Cash flows from operating activities Net loss $(47,174) $(36,255)Adjustments to reconcile net loss to net cash provided by operating activities: Depreciation and amortization 24,502 20,695 Non-cash leases expense 6,830 6,059 Stock-based compensation expense, net of amounts capitalized 36,973 30,265 Deferred income taxes 195 (415)Gain on sale of a private company investment (1,001) (1,001)Other 1,678 51 Changes in assets and liabilities: Accounts receivable (1,506) (1,830)Prepaid expenses and other assets (6,714) (3,387)Accounts payable and accrued liabilities 5,659 1,996 Accrued compensation (4,408) (6,311)Deferred revenue 18,720 18,576 Operating lease liabilities (7,659) (6,731)Net cash provided by operating activities 26,095 21,712 Cash flows from investing activities Acquisitions, net of cash acquired — (53,138)Purchases of property and equipment (772) (1,335)Capitalized internal-use software (5,372) (6,527)Proceeds from sale of a private company investment 1,001 1,001 Net cash used in investing activities (5,143) (59,999)Cash flows from financing activities Proceeds from stock option exercises 24,279 37,593 Proceeds from employee stock purchase plan 3,082 2,662 Repayment of debt (1,100) (1,100)Net cash provided by financing activities 26,261 39,155 Effect of exchange rate changes on cash (1,090) (55)Net increase in cash, cash equivalents and restricted cash 46,123 813 Cash, cash equivalents and restricted cash at beginning of period 131,683 154,371 Cash, cash equivalents and restricted cash at end of period $177,806 $155,184 Supplemental cash flow data: Interest paid for term debt $5,198 $6,913 Income taxes paid $394 $676 Non-cash investing and financing transactions: Fair value of common stock issued as acquisition consideration $— $30,092 Stock compensation included in capitalized software costs $1,486 $2,031 Accrued unpaid capital expenditures $7 $321 Lease liabilities arising from obtaining right-of-use assets $— $2,477 Proceeds receivable from stock option exercises $1,350 $— Derecognized financing obligation related to building due to adoption of ASC 842 $— $92,009 Derecognized building due to adoption of ASC 842 $— $71,781

SVMK INC.

RECONCILIATION OF GAAP TO NON-GAAP DATA (unaudited) [1]

Reconciliation of GAAP to Non-GAAP (Loss) Income from Operations

(in thousands, except percentages)	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
GAAP Loss from operations	$ (20,556)	$ (15,750)	$ (42,815)	$ (31,985)
GAAP Operating margin	*(23)%*	*(21)%*	*(24)%*	*(22)%*
Stock-based compensation, net	19,471	15,154	36,973	30,265
Amortization of acquisition intangible assets	3,358	2,169	6,726	3,194
Restructuring	—	—	—	(66)
Non-GAAP (Loss) Income from operations	$ 2,273	$ 1,573	$ 884	$ 1,408
Non-GAAP Operating margin	*2%*	*2%*	*—%*	*1%*

Reconciliation of GAAP to Non-GAAP Loss and Loss per diluted share

(in thousands, except per share amounts)	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
GAAP Net loss	$ (22,924)	$ (18,478)	$ (47,174)	$ (36,255)
GAAP Net loss per diluted share	$ (0.17)	$ (0.14)	$ (0.34)	$ (0.28)
Weighted-average shares used to compute GAAP net loss per diluted share	138,777	131,099	137,844	128,943
Stock-based compensation, net	19,471	15,154	36,973	30,265
Amortization of acquisition intangible assets	3,358	2,169	6,726	3,194
Restructuring	—	—	—	(66)
Gain on sale of a private company investment	—	—	(1,001)	(1,001)
Income tax effect on Non-GAAP adjustments [2]	(122)	94	(25)	188
Non-GAAP Net loss	$ (217)	$ (1,061)	$ (4,501)	$ (3,675)
Non-GAAP Net loss per diluted share	$ —	$ (0.01)	$ (0.03)	$ (0.03)
Weighted-average shares used to compute Non-GAAP net loss per diluted share	138,777	131,099	137,844	128,943

(1) Please see Appendix A for explanation of non-GAAP measures used.

(2) Due to the full valuation allowance on our US deferred tax assets, there were no tax effects associated with the Non-GAAP adjustments for stock-based compensation, net, restructuring and gain on sale of a private company investment. Non-GAAP adjustments pertain to the income tax effects of amortization of acquisition-related intangible assets.

14

SVMK INC.

RECONCILIATION OF GAAP TO NON-GAAP DATA (unaudited) [1]

Calculation of Free Cash Flow

	Three Months Ended June 30,		Six Months Ended June 30,	
(In thousands)	2020	2019	2020	2019
Net cash provided by operating activities	$ 21,862	$ 13,909	$ 26,095	$ 21,712
Purchases of property and equipment	(366)	(754)	(772)	(1,335)
Capitalized internal-use software	(2,426)	(3,377)	(5,372)	(6,527)
Free cash flow	$ 19,070	$ 9,778	$ 19,951	$ 13,850

Supplemental GAAP and Non-GAAP Information

	Three Months Ended June 30,		Six Months Ended June 30,	
(In thousands, except percentages)	2020	2019	2020	2019
GAAP Gross profit	$ 69,932	$ 56,092	$ 138,253	$ 107,203
GAAP Gross margin	*77%*	*75%*	*77%*	*75%*
Stock-based compensation, net	1,047	991	2,007	2,087
Amortization of acquisition intangible assets	2,003	1,403	4,013	1,891
Non-GAAP Gross profit	$ 72,982	$ 58,486	$ 144,273	$ 111,181
Non-GAAP Gross margin	*80%*	*78%*	*81%*	*77%*
GAAP Research and development	$ 26,571	$ 22,407	$ 53,128	$ 43,213
GAAP Research and development margin	*29%*	*30%*	*30%*	*30%*
Stock-based compensation, net	7,496	5,629	13,953	10,395
Non-GAAP Research and development	$ 19,075	$ 16,778	$ 39,175	$ 32,818
Non-GAAP Research and development margin	*21%*	*22%*	*22%*	*23%*
GAAP Sales and marketing	$ 42,578	$ 29,689	$ 84,669	$ 55,739
GAAP Sales and marketing margin	*47%*	*40%*	*47%*	*39%*
Stock-based compensation, net	4,841	3,016	9,184	5,796
Amortization of acquisition intangible assets	1,355	766	2,713	1,303
Non-GAAP Sales and marketing	$ 36,382	$ 25,907	$ 72,772	$ 48,640
Non-GAAP Sales and marketing margin	*40%*	*34%*	*41%*	*34%*
GAAP General and administrative	$ 21,339	$ 19,746	$ 43,271	$ 40,302
GAAP General and administrative margin	*23%*	*26%*	*24%*	*28%*
Stock-based compensation, net	6,087	5,518	11,829	11,987
Non-GAAP General and administrative	$ 15,252	$ 14,228	$ 31,442	$ 28,315
Non-GAAP General and administrative margin	*17%*	*19%*	*18%*	*20%*

(1) Please see Appendix A for explanation of non-GAAP measures used.

15

APPENDIX ASVMK INC.EXPLANATION OF NON-GAAP MEASURESTo supplement our condensed consolidated financial statements, which are prepared and presented in accordance with US GAAP (“GAAP”), we use the following Non-GAAP financial measures: Non-GAAP (loss) income from operations, Non-GAAP operating margin, Non-GAAP net loss, Non-GAAP net loss per diluted share, Non-GAAP gross profit, Non-GAAP gross margin, Non-GAAP research and development, Non-GAAP research and development margin, Non-GAAP sales and marketing, Non-GAAP sales and marketing margin, Non-GAAP general and administrative, Non-GAAP general and administrative margin, and free cash flow. Our definition for each Non-GAAP measure used is provided below, however a limitation of Non-GAAP financial measures are that they do not have uniform definitions. Accordingly, our definitions for Non-GAAP measures used will likely differ from similarly titled Non-GAAP measures used by other companies thereby limiting comparability. With regards to the Non-GAAP guidance provided above, a reconciliation to the corresponding GAAP amounts are not provided as the quantification of certain items excluded from each respective Non-GAAP measure, which may be significant, cannot be reasonably calculated or predicted at this time without unreasonable efforts. For example, the Non-GAAP adjustment for stock-based compensation expense, net, requires additional inputs such as number of shares granted and market price that are not currently ascertainable.Non-GAAP (loss) income from operations, Non-GAAP operating margin: We define Non-GAAP (loss) income from operations as GAAP loss from operations excluding stock-based compensation, net, amortization of acquisition intangible assets and restructuring. Non-GAAP operating margin is defined as Non-GAAP (loss) income from operations divided by revenue.Non-GAAP net loss, Non-GAAP net loss per diluted share: We define Non-GAAP net loss as GAAP net loss excluding stock-based compensation, net, amortization of acquisition intangible assets, restructuring and gain on sale of a private company investment. Non-GAAP net loss per diluted share is defined as Non-GAAP net loss divided by the weighted-average shares outstanding.Non-GAAP gross profit, Non-GAAP gross margin: We define Non-GAAP gross profit as GAAP gross profit excluding stock-based compensation, net and amortization of acquisition intangible assets. Non-GAAP gross margin is defined as Non-GAAP gross profit divided by revenue.Non-GAAP research and development, Non-GAAP research and development margin: We define Non-GAAP research and development as GAAP research and development excluding stock-based compensation, net. Non-GAAP research and development margin is defined as Non-GAAP research and development divided by revenue.Non-GAAP sales and marketing, Non-GAAP sales and marketing margin: We define Non-GAAP sales and marketing as GAAP sales and marketing excluding stock-based compensation, net and amortization of acquisition intangible assets. Non-GAAP sales and marketing margin is defined as Non-GAAP sales and marketing divided by revenue.Non-GAAP general and administrative, Non-GAAP general and administrative margin: We define Non-GAAP general and administrative as GAAP general and administrative excluding stock-based compensation, net. Non-GAAP general and administrative margin is defined as Non-GAAP general and administrative divided by revenue.We use these Non-GAAP measures to compare and evaluate our operating results across periods in order to manage our business, for purposes of determining executive and senior management incentive compensation, and for budgeting and developing our strategic operating plans. We believe that these Non-GAAP measures provide useful information about our operating results, enhance the overall understanding of our past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by our management in evaluating our financial performance and for operational decision making, but they are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP. We have excluded the effect of the following items from the aforementioned Non-GAAP measures because they are non-cash and/or are non-recurring in nature and because we believe that the Non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance and liquidity. We further believe this measure is useful to investors in that it allows for greater transparency to certain line items in our financial statements and facilitates comparisons to historical operating results and comparisons to peer operating results. A description of the Non-GAAP adjustments for the above measures is as follows:

Stock-based compensation, net: We incur stock based-compensation expense on a GAAP basis resulting from equity awards granted to our employees. Although stock-based compensation is a key incentive offered to our employees, and we believe such compensation contributed to the revenues earned during the periods presented and also believe it will contribute to the generation of future period revenues, we continue to evaluate our business performance excluding stock-based compensation expenses. Stock-based compensation expenses will recur in future periods. Amortization of intangible assets: We incur amortization expense on intangible assets on a GAAP basis resulting from prior acquisitions. Amortization of acquired intangible assets is inconsistent in amount and frequency and is significantly affected by the timing and size of any acquisitions. Investors should note that the use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of acquired intangible assets will recur in future periods. Restructuring: Restructuring expenses consist of employee severance and other exit costs. We believe it is useful for investors to understand the effects of these items on our total operating expenses. We expect that restructuring costs will generally diminish over time with respect to past acquisitions and/or strategic initiatives. However, we may incur these expenses in future periods in connection with any new acquisitions and/or strategic initiatives.Gain on sale of a private company investment: Gain on sale of a private company investment was recognized on a GAAP basis resulting from the sale of certain corporate assets. We expect that such transactions will be infrequent in occurrence and are therefore excluded from our Non-GAAP results as they do not otherwise relate to our core business operations.For more information on the Non-GAAP financial measures, please see the “Reconciliation of GAAP to Non-GAAP Data” section of this press release. The accompanying tables provide details on the GAAP financial measures that are most directly comparable to the Non-GAAP financial measures and the related reconciliations between those financial measures. Free cash flow: We define free cash flow as GAAP net cash provided by operating activities less purchases of property and equipment and capitalized internal-use software. We consider free cash flow to be an important measure because it measures our liquidity after deducting capital expenditures for purchases of property and equipment and capitalized software development costs, which we believe provides a more accurate view of our cash generation and cash available to grow our business. We expect to generate positive free cash flow over the long term. Free cash flow has limitations as an analytical tool, and it should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as net cash provided by operating activities. Some of the limitations of free cash flow are that free cash flow does not reflect our future contractual commitments and may be calculated differently by other companies in our industry, limiting its usefulness as a comparative measure.Safe Harbor Statement“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This shareholder letter may contain forward-looking statements about our financial outlook, outstanding shares, products, including our investments in products, technology and other key strategic areas. The achievement of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any of these risks or uncertainties materialize or if any of the assumptions prove incorrect, the company’s results could differ materially from the results expressed or implied by the forward-looking statements the company makes.The risks and uncertainties referred to above include - but are not limited to - risks related to the COVID-19 coronavirus pandemic; our ability to retain and upgrade customers; our revenue growth rate; our brand; our marketing strategies; our self-serve business model; the length of our sales cycles; the growth and development of our salesforce; security measures; expectations regarding our ability to timely and effectively scale and adapt existing technology and network infrastructure to ensure that our products and services are accessible at all times; competition; our debt; revenue recognition; our ability to manage our growth; our culture and talent; our data centers; privacy, security and data transfer concerns, as well as changes in regulations, which could impact our ability to serve our customers or curtail our monetization efforts; litigation and regulatory issues; expectations regarding the return on our strategic investments; execution of our plans and strategies, including with respect to mobile products and features and expansion into new areas and businesses; our international operations; intellectual property; the application of U.S. and international tax laws on our tax structure and any changes to such tax laws; acquisitions we have made or may make in the future; the price volatility of our common stock; and general economic conditions.

Further information on these and other factors that could affect our financial results are included in documents filed with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the Quarterly Report on Form 10-Q that will be filed for the quarter ended June 30, 2020, which should be read in conjunction with these financial results. These documents are or will be available on the SEC Filings section of our Investor Relations website page at investor.surveymonkey.com. All information provided in this release and in the attachments is as of August 6, 2020, and we undertake no obligation to update this information.